UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2026

Victory Capital Holdings, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38388	32-0402956
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15935 La Cantera Parkway
San Antonio, Texas		78256
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 216 898-2400

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.01	VCTR	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Grant of Stock Performance Vested Restricted Stock Awards

On March 13, 2026, the Board of Directors of Victory Capital Holdings, Inc. (the “Company”) approved a one-time grant of performance-based shares of restricted stock (the “Performance Shares”) to key executives, including David C. Brown, Chairman and Chief Executive Officer, Michael D. Policarpo, President, Chief Financial Officer, and Chief Administrative Officer, Tom Sipp, Executive Vice President, Nina Gupta, Chief Legal Officer and Head of Human Resources Administration, and Mannik Dhillon, President, Investment Franchises and Solutions, under the Amended and Restated Victory Capital Holdings, Inc. 2018 Equity Plan. Performance Shares are designed to incentivize long-term outperformance of the Company’s stock price, align the executives’ interests with those of the Company’s stockholders, and promote the retention of key executives.

The Compensation Committee recommended the Performance Shares to the Board of Directors for approval following a comprehensive review of the Company’s executive compensation program conducted with two independent compensation consultants retained by the Compensation Committee for this purpose, taking into account the Company’s long-term transformational objectives and retention goals. The Committee considered the executive leadership team’s track record of strong performance and the importance of their continued strategic execution as a key factor for the Company’s ongoing success and growth potential. The Performance Shares are designed to further align the interests of the Company’s executives with those of its stockholders by tying vesting to achievement of the stock performance outcomes, focusing executives directly on the market price of the Company’s common stock, increasing executive stock ownership overtime and promoting retention given the potential value of the awards. Commencing in 2026, the Compensation Committee anticipates that the size of annual grants of time-vested Company shares to key executives who have received a Performance Share grant will decrease to account for such one-time grant, with the amount of any such reduction to be determined by the Compensation Committee in its discretion.

The Performance Shares are eligible to be earned based on achievement of four significant stock price appreciation hurdles over a seven-year performance period (the “Measurement Period”) commencing on March 15, 2026 (the “Grant Date”). The average closing trading price of the Company’s common stock must equal or exceed the applicable stock price hurdle for five consecutive trading days at any point during the Measurement Period for the stock price hurdle to be considered achieved. The Performance Shares are also required to be held for one year following their vesting date.

The following table illustrates the amounts of Performance Shares that can vest on the achievement of the four stock price hurdles applicable to the Performance Shares, which hurdles were established by the Compensation Committee based on a percentage of appreciation in the value of the Company’s common stock over the closing price of the common stock on the Grant Date.

	% of Performance Shares Earned	Stock Price Hurdle	% Appreciation from the Grant Date
Performance Shares Hurdle #1	25%	$ 100.01	50%
Performance Shares Hurdle #2	Additional 25%	$ 110.01	65%
Performance Shares Hurdle #3	Additional 25%	$ 120.01	80%
Performance Shares Hurdle #4	Additional 25%	$ 133.34	100%

The number of Performance Shares granted were based on the closing price of the Company’s common stock as of March 13, 2026. Mr. Brown received 590,115 Performance Shares, representing a grant value of $39,343,000, Mr. Policarpo received 295,050 Performance Shares, representing a grant value of $19,671,000, Mr. Sipp received a 163,926 Performance Shares, representing a grant value of $10,929,000, Ms. Gupta received 76,496 Performance Shares, representing a grant value of $5,100,000, and Mr. Dhillon received 65,561 Performance Shares, representing a grant value of $4,371,000. The number of Performance Shares described above assumes achievement of 100% of the stock price hurdles; however, Performance Shares will be forfeited if the applicable stock price hurdles are not achieved by the Measurement Period.

Other than for Mr. Brown, whose Performance Shares are subject to the terms of his employment agreement, under the terms of the Performance Shares, there is no acceleration or continued vesting of the Performance Shares in the event of a termination of employment for any reason.

The foregoing description of the Performance Shares does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the form of the Performance Restricted Stock Award Agreement, which is attached hereto as Exhibit 10.1, and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Form of Performance Restricted Stock Award Agreement
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VICTORY CAPITAL HOLDINGS, INC.

Date:	March 16, 2026	By:	/s/ MICHAEL D. POLICARPO
Name: Michael D. Policarpo Title: President, Chief Financial Officer and Chief Administrative Officer